                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 ____________________

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _____)(1)


                                 PREVIEW TRAVEL, INC.
------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      0001047121
------------------------------------------------------------------------------
                                    (CUSIP NUMBER)


-----------------------

  (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

 CUSIP NO. 0001047121                 13G   Page 2 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                                                   1,230,626
      OWNED BY
     REPORTING        7    SOLE DISPOSITIVE POWER
       PERSON                                                         -0-
        WITH
                      8    SHARED DISPOSITIVE POWER
                                                                   1,230,626

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,230,626

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 3 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KPCB VII ASSOCIATES, L.P., A CALIFORNIA
            LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            CALIFORNIA LIMITED PARTNERSHIP

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY             1,231,419 SHARES OF WHICH 1,230,626 SHARES
      OWNED BY               DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
      REPORTING              DIRECTLY HELD BY KPCB INFORMATION SCIENCES
       PERSON                ZAIBATSU FUND II, L.P., A CALIFORNIA LIMITED
        WITH                 PARTNERSHIP ("KPCB ZF II").  KPCB VII
                             ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
                             AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES
                                DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
                                DIRECTLY HELD BY KPCB ZF II.  KPCB VII
                                ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         PN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 4 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            BROOK BYERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. BYERS IS A GENERAL PARTNER
                                OF KPCB VII ASSOCIATES.  MR. BYERS DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 5 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            KEVIN COMPTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. COMPTON IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. COMPTON
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 6 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            L. JOHN DOERR

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. DOERR IS A GENERAL PARTNER
                                OF KPCB VII ASSOCIATES.  MR. DOERR DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 7 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            WILLIAM R. HEARST III

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. HEARST IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. HEARST
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. HEARST IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. HEARST DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 8 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            VINOD KHOSLA

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSO                    ASSOCIATES IS A GENERAL PARTNER OF KPCB VII AND
        WITH                    KPCB ZF II.  MR. KHOSLA IS A GENERAL PARTNER OF
                                KPCB VII ASSOCIATES.  MR. KHOSLA DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS A GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KHOSLA IS THE GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 9 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JOSEPH LACOB

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND  KPCB ZF II.  MR. LACOB IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. LACOB
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 10 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            BERNARD LACROUTE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. LACROUTE IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. LACROUTE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 11 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            JAMES LALLY

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. LALLY IS A GENERAL PARTNER
                                OF KPCB VII ASSOCIATES.  MR. LALLY DISCLAIMS
                                BENEFICIAL OWNERSHIP OF THE SHARES HELD
                                DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 12 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            DOUGLAS MACKENZIE

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. MACKENZIE IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. MACKENZIE
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,491

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0001047121                 13G   Page 13 of 20 Pages

   1   NAME OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            E. FLOYD KVAMME

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /    (b) /X/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES

                      5    SOLE VOTING POWER
       NUMBER                                                         -0-
         OF
       SHARES         6    SHARED VOTING POWER
    BENEFICIALLY                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE
      OWNED BY                  DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE
     REPORTING                  DIRECTLY HELD BY KPCB ZF II.  KPCB VII
       PERSON                   ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII
        WITH                    AND KPCB ZF II.  MR. KVAMME IS A GENERAL
                                PARTNER OF KPCB VII ASSOCIATES.  MR. KVAMME
                                DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES
                                HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

                      7    SOLE DISPOSITIVE POWER
                                                                      -0-

                      8    SHARED DISPOSITIVE POWER
                                1,231,419 SHARES OF WHICH 1,230,626 SHARES ARE DIRECTLY HELD BY KPCB VII AND 793 SHARES ARE DIRECTLY HELD BY KPCB ZF II. KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII AND KPCB ZF II. MR. KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD DIRECTLY BY KPCB VII AND KPCB ZF II.

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   1,231,419

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                       10.9%

  12   TYPE OF REPORTING PERSON*
                                                                         IN


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                           Page 14 of 20 Pages

ITEM 1(a)      NAME OF ISSUER:

               Preview Travel, Inc.


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               747 Front Street
               San Francisco, CA  94111

ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

               This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

               KPCB VII Associates is general partner to KPCB VII and KPCB ZF
               II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates. The shares are held directly by KPCB VII and KPCB ZF II, and KPCB VII Associates does not directly or otherwise hold any shares. Management of the business affairs of KPCB VII Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates, each of whom disclaims beneficial ownership of the Shares.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock


ITEM 2(e)      CUSIP NUMBER:

               0001047121


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


ITEM 4.        OWNERSHIP.

               See items 5-11 of cover sheets hereto.

                                                            Page 15 of 20 Pages

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Preview Travel, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

               Not Applicable

                                                           Page 16 of 20 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                                  KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                                CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME                                 By: /s/ Kevin R. Compton
JOSEPH S. LACOB                                    ---------------------------
BERNARD J. LACROUTE                                 A General Partner
JAMES P. LALLY
DOUGLAS P. MACKENZIE                            KLEINER PERKINS CAUFIELD &
                                                BYERS VII, L.P., A CALIFORNIA
                                                LIMITED PARTNERSHIP
By: /s/ Michael S. Curry
   ------------------------------------
   Michael S. Curry                             By KPCB VII Associates, L.P.,
   Attorney-in-Fact                             a California Limited
                                                Partnership, its General
                                                Partner

                                                By: /s/ Kevin R. Compton
                                                   ---------------------------
                                                    A General Partner

                                                           Page 17 of 20 Pages


                                    EXHIBIT INDEX

                                                               Found on
                                                             Sequentially
Exhibit                                                      Numbered Page
-------                                                      -------------
Exhibit A:  Agreement of Joint Filing                              18

Exhibit B:  List of General Partners of KPCB VII Associates        19


                                                           Page 18 of 20 Pages

                                      EXHIBIT A


                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Preview Travel, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.


Date:  February 10, 1998

BROOK H. BYERS
KEVIN R. COMPTON                         KPCB VII ASSOCIATES, A
L. JOHN DOERR                            CALIFORNIA LIMITED PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB                          By: /s/ Kevin R. Compton
BERNARD J. LACROUTE                         ----------------------------------
JAMES P. LALLY                               A General Partner
DOUGLAS P. MACKENZIE

By: /s/ Michael S. Curry                 KLEINER PERKINS CAUFIELD &
   ------------------------------        BYERS VII, L.P., A CALIFORNIA
    Michael S. Curry                     LIMITED PARTNERSHIP
    Attorney-in-Fact

                                         By KPCB VII Associates, L.P.,
                                         a California Limited
                                         Partnership, its General
                                         Partner

                                         By: /s/ Kevin R. Compton
                                            ----------------------------------
                                             A General Partner

                                                           Page 19 of 20 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)  Brook H. Byers
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

2.   (a)  Kevin R. Compton
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

3.   (a)  L. John Doerr
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

4.   (a)  William R. Hearst III
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

5.   (a)  Vinod Khosla
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

                                                           Page 20 of 20 Pages

6.   (a)  E. Floyd Kvamme
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

7.   (a)  Joseph S. Lacob
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

8.   (a)  Bernard J. Lacroute
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

9.   (a)  James P. Lally
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen

10.  (a)  Douglas P. MacKenzie
     (b) c/o Kleiner Perkins Caufield & Byers
          2750 Sand Hill Road
          Menlo Park, CA 94025
     (c)  United States Citizen